Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Orchard Therapeutics plc

(Exact name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value £0.10 per share	Rule 457(c) and Rule 457(h)	6,347,361(3)	$0.5135(5)	$3,259,369.88	$0.0001102	$359.18

Equity	Ordinary shares, nominal value £0.10 per share	Rule 457(c) and Rule 457(h)	1,269,472(4)	$0.4365(6)	$554,124.53	$0.0001102	$61.07

Total Offering Amounts					$3,813,594.41		—

Total Fee Offsets							—

Net Fee Due							$420.25

(1)

These shares may be represented by the American Depositary Shares (“ADSs”) of Orchard Therapeutics plc (the “Registrant”). Each ADS represents ten ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-227905).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(3)

Represents an automatic increase on January 1, 2023 to the number of shares available for issuance under the Orchard Therapeutics plc 2018 Share Option and Incentive Plan (the “2018 Plan”), pursuant to the terms of the 2018 Plan. Shares available for issuance under the 2018 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 31, 2018 (Registration No. 333-228067), March 22, 2019 (Registration No. 333-230432), August 6, 2020 (Registration No. 333-241646), August 4, 2021 (Registration No. 333-258446) and August 4, 2022 (Registration No. 333-266507).

(4)

Represents an automatic increase on January 1, 2023 to the number of shares available for issuance under the Registrant’s 2018 Employee Share Purchase Plan (the “2018 ESPP”), pursuant to the terms of the 2018 ESPP. Shares available for issuance under the 2018 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 31, 2018 (Registration No. 333-228067) and March 22, 2019 (Registration No. 333-230432).

(5)

The price of $0.5135 per share, which is based on the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Capital Market on August 8, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(6)

The price of $0.4365 per share, which is based on 85% of the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Capital Market on August 8, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2018 ESPP, the purchase price of the ordinary shares reserved for issuance thereunder will be 85% of the fair market value of an ordinary share on the first trading day of the offering period or on the exercise date, whichever is less.